Exhibit 10.1

March 29, 2006

VIA EMAIL & CERTIFIED MAIL

Central Pacific Bank, a Hawaii corporation

P.O. Box 3590

Honolulu, Hawaii 96811-3590

Attn:	Robert Kamemoto
Senior Vice President, Commercial Underwriting

Dear Mr. Kamemoto:

Pursuant to the Loan Agreement dated June 9, 2005, by and between Hoku Scientific, Inc., a Delaware corporation (the “Borrower”), and Central Pacific Bank, a Hawaii corporation (the “Lender”) for the principal amount of $3,500,000 (the “Loan Agreement”), and the various Loan Documents (as defined in the Loan Agreement), Borrower is hereby giving notice to Lender of Borrower’s intent to terminate the Loan Agreement and the Loan Documents.

To date, Borrower has not received any loan amount from Lender; and, therefore no principal or any unpaid interest is outstanding under the Loan Documents. In addition, there has been no occurrence of any Event of Default (as defined in the Loan Agreement). To date, Borrower has made the following payments to Lender:

Description	Amount
Equity Contribution	$100,000.00
CPB Legal Fees to KDUB&M	3,567.42
CPB Inspection Fee	500.00
Return of contribution (8/12/05)	(100,000.00)

TOTAL	$4,067.42

This letter serves as written notice of Borrower’s intent to terminate the Loan Agreement and the Loan Documents; and Borrower’s request for the release of the Collateral (as defined in the Security Agreement dated June 9, 2005 by and between Lender and Borrower, the “Security Agreement”) from the security interest created in the Security Agreement.

Please sign below to acknowledge the Lender’s agreement that the Loan Agreement is terminated and that the Collateral is released from the security interest created in the Security Agreement. Thank you for your time and attention to this matter.

Sincerely yours,

/s/ Darryl Nakamoto
Darryl Nakamoto
Chief Financial Officer

Acknowledged & agreed on March 29, 2006

CENTRAL PACIFIC BANK

By:	/s/ Robert Kamemoto
Name:	Robert Kamemoto
Title:	Senior Vice President